Highland Credit Strategies Fund
                              Two Galleria Tower
                           13455 Noel Road, Suite 800
                              Dallas, Texas 75240



                                 April 16, 2008


Dominic Minore
Office of Investment Company Regulation
Division of Investment Management
United States Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549


      Re:   Request for Acceleration
            Highland Credit Strategies Fund
            Pre Effective Amendment No. 1 to Registration Statement on Form N-14 File Nos. 333-149424 and 811-21869

Dear Mr. Minore:

      Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended ("1933 Act"), the undersigned, on behalf of the above-referenced
Registrant, hereby requests that effectiveness under the 1933 Act of Pre Effective Amendment No. 1 to the registration statement on Form N-14 be accelerated so that it may become effective by 4:00 p.m. Eastern Time on Friday, April 18, 2008, or as soon thereafter as practicable.


                                        Sincerely,



                                        /s/ M. Jason Blackburn
                                        Name:  M. Jason Blackburn
                                        Title:  Secretary
                                        Highland Credit Strategies Fund